Exhibit 99.20

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP INCREASES SHARE
REPURCHASE PROGRAM TO $100 MILLION

TULSA, OKLAHOMA, December 6, 2004: Dollar Thrifty Automotive Group, Inc. (NYSE:DTG) today announced the Company’s Board of Directors increased its share repurchase program from $30 million to $100 million, effective immediately. The Company has repurchased 776,500 shares at a cost of $19.5 million since announcing the share repurchase program in July 2003. The remaining $80.5 million of repurchase authorization is expected to be completed by December 2006.

“This increased share repurchase program underscores our confidence in the Company’s continued ability to generate strong earnings and cash flow, and also demonstrates our commitment to return excess cash to our shareholders,” Gary L. Paxton, President and Chief Executive Officer, said. “We believe repurchasing DTG shares represents an attractive investment at current price levels. Our top priorities remain to grow the business and make accretive franchise acquisitions in the largest airport markets. With the franchise acquisition program currently about 70 percent complete, we feel confident in increasing the share repurchase program while still maintaining a strong balance sheet and sufficient liquidity to continue our strong growth.”

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DTG

Shares will be repurchased at times and amounts determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a SEC Rule 10b5-1 plan, which would permit shares to be repurchased when the Company would normally not be active in the market due to its own internal blackout periods. The repurchase program may be suspended or discontinued at any time.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company’s brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have approximately 800 corporate and franchised locations in the United States and Canada, and they have operations at most major airports. The Company’s more than 8,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; economic and competitive conditions in markets and countries where the companies’ customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.